Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-4 of ev3 Inc. of our report dated April 3, 2005 relating to the financial statements of Micro Investment, LLC (a wholly-owned subsidiary of ev3 Inc.) and financial statement schedule, to the extent Micro Investment, LLC has been included in the financial statement schedule of ev3 LLC, for the year ended December 31, 2002, which appear in ev3 Inc.’s Registration Statement on Form S-4.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
December 6, 2005